Exhibit 9.1

EXECUTION VERSION

PRINCIPAL SHAREHOLDER AGREEMENT dated as of November 4, 2005 among Cap Rock Holding Corporation, a Delaware corporation (“Parent”), and the individuals and other parties listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS Parent and Cap Rock Energy Corporation, a Texas corporation (the “Company”), propose to enter into an Agreement and Plan of Share Exchange dated as of the date hereof (as the same may be amended or supplemented, the “Exchange Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Exchange Agreement);

WHEREAS each Shareholder owns the number of shares of Company Common Stock set forth opposite his, her or its name on Schedule A hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares” of such Shareholder); and

WHEREAS, as a condition to its willingness to enter into the Exchange Agreement, Parent has requested that each Shareholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  Representations and Warranties of Each Shareholder. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

(a)  Authority; Execution and Delivery; Enforceability. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Shareholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder. The Shareholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms. The execution and delivery by the Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Shareholder under, any provision of any Contract to which the Shareholder is a party or by which any properties or assets of the Shareholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to the Shareholder or the properties or assets of the Shareholder. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. If the Shareholder is married and the Subject Shares of the Shareholder constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which the Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby. The Shareholder shall execute a power of attorney in favor of at least two other Shareholders with respect to the matters covered by Sections 3(a) and 3(b) in the event of incapacity of the Shareholder.

(b)  The Subject Shares. The Shareholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his, her or its name on Schedule A hereto. The Shareholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Shareholder as follows:  Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

SECTION 3.  Covenants of Each Shareholder. Each Shareholder, solely in such Shareholder’s capacity as the record holder and beneficial owner of such Shareholder’s Subject Shares (and not being bound in any respect hereby in such person’s capacity as a director or officer of the Company) severally and not jointly, covenants and agrees as follows:

(a)  (1) At any meeting of the shareholders of the Company called to seek the Company Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Exchange Agreement, the Exchange or any other Transaction is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares of the Shareholder in favor of granting the Company Shareholder Approval.

(2)  IRREVOCABLE PROXY  The Shareholder hereby irrevocably grants to, and appoints, Parent and any individual designated in writing by Parent, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Subject Shares of the Shareholder, or grant a consent or approval in respect of the Subject Shares of the Shareholder in a manner consistent with this Section 3. The Shareholder understands and acknowledges that Parent is entering into the Exchange Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3(a) is given in connection with the agreement of Parent to purchase the Subject Shares of the Shareholder pursuant to the Offer. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Article 2.29 of the BCA. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of Sections 3(a) and 3(b).

(b)  At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares of the Shareholder against (i) any exchange agreement or exchange (other than the Exchange Agreement and the Exchange), merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Company Takeover Proposal and (iii) any amendment of the Company Charter or the Company By-laws or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Exchange Agreement or any other Transaction Agreement, the Exchange or any other Transaction or change in any manner the voting rights of any class of Company Capital Stock. The Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c)  Other than this Agreement, the Shareholder shall not (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Exchange or (B) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions.

(d)  The Shareholder shall not, nor shall he, she or it authorize or permit any officer, director or employee of, or any investment banker, attorney or other adviser or representative of, the Shareholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal. The Shareholder promptly shall advise Parent orally and in writing of any Company Takeover Proposal or inquiry made to the Shareholder with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry.

(e)  The Shareholder shall use his, her or its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, as the holder of Subject Shares, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other Transactions. The Shareholder shall not issue any press release or make any other public statement with respect to any Transaction Agreement, the Exchange or any other Transaction without the prior consent of Parent, except as may be required by Law.

(f)  The Shareholder hereby consents to and approves the actions taken by the Company Board in approving the Exchange Agreement, the Exchange and the other Transactions. The Shareholder hereby waives, and agrees not to exercise or assent to, any dissent rights under Article 5.12 in connection with the Exchange.

SECTION 4. Fees. (a)  If the Exchange Agreement is terminated in circumstances under which Parent is or may become entitled to a termination fee under Section 6.09 of the Exchange Agreement, each Shareholder shall, severally and not jointly, pay to Parent on demand an amount equal to 50% of the profit of such Shareholder from the consummation of any Company Takeover Proposal that is consummated, or for which a definitive agreement is entered into, within 270 days of such termination. Any payment of profit under this Section 4(a) shall be paid by wire transfer of same day funds to an account designated by Parent.

(b)  For purposes of this Section 4, the profit of any Shareholder from any Company Takeover Proposal shall equal (i) the aggregate consideration received by such Shareholder pursuant to such Company Takeover Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its Fair Market Value on the date of such consummation plus (ii) for all Subject Shares of such Shareholder disposed of after the termination of the Exchange Agreement and prior to the date of such consummation, the amount of cash received for any such Subject Shares sold on a national securities exchange and the closing price on a national securities exchange on the date of disposition for such Subject Shares disposed of otherwise, less (iii) the amount of cash that would have been payable to such Shareholder if he, she or it had received the Exchange Consideration pursuant to the Exchange Agreement.

(c)  For purposes of this Section 4, the Fair Market Value of any non-cash consideration consisting of:

(i) securities listed on a national securities exchange or traded on the Nasdaq National Market shall be equal to the average closing price per share of such security as reported on such exchange or Nasdaq National Market for the five trading days after the date of determination; and

(ii) consideration which is other than cash or securities of the form specified in clause (i) above shall be determined by a nationally recognized valuation firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm.

SECTION 5. Termination. This Agreement (other than Section 4) shall terminate upon the earliest of (i) the Effective Time,  (ii) the termination of the Exchange Agreement in accordance with its terms and (iii) the Outside Date, other than with respect to the liability of any party for breach hereof prior to such termination. Section 4 shall terminate upon the earliest of: (i) the Effective Time; and (ii) the termination of the Exchange Agreement pursuant to Section 8.01(a), 8.01(b)(i), 8.01(b)(ii), 8.01(b)(iv) or 8.01(d).

SECTION 6.  Additional Matters. (a) Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b)  No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer of the Company. Each Shareholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Subject Shares and nothing herein shall limit or affect any actions taken by any Shareholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Exchange Agreement.

SECTION 7.  General Provisions.

(a)  Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b)  Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.02 of the Exchange Agreement and to the Shareholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c)  Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d)  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e)  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Shareholder. This Agreement shall become effective against any Shareholder when one or more counterparts have been executed by such Shareholder and delivered to Parent. Each party need not sign the same counterpart.

(f)  Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g)  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(h)  Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of each Shareholder or by any Shareholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i)  ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY NEW YORK STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY NEW YORK STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY TRANSACTION, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY TRANSACTION IN ANY COURT OTHER THAN A NEW YORK STATE COURT OR ANY FEDERAL COURT SITTING IN THE STATE OF NEW YORK AND (IV) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

CAP ROCK HOLDING CORPORATION,

by

Name:	J. Russell Triedman
Title:	Vice President and Secretary

David W. Pruitt

By

Ulen A. North, Jr.

By

Sam Prough

By

Celia B. Page

By

Ronald W. Lyon

By

William L. West

By

SCHEDULE A

Name and Address of Shareholder	Number of Shares of Company Common Stock Owned

David W. Pruitt	132,088

Ulen A. North, Jr.	37,538

Sam Prough	28,000

Celia B. Page	22,000

Ronald W. Lyon	22,010

William L. West	12,000